THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                DATED AUGUST 8, 1994, AS AMENDED AUGUST 14, 2000
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                           AS AMENDED [JANUARY 2006]

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

PORTFOLIO                                                   CLASS OF SHARES                        FEE

AIG Money Market Fund                                              B                               .35%
HGK Equity Value Fund                                                                              .25%
Edgewood Growth Fund                                             Retail                            .25%